     As filed with the Securities and Exchange Commission on June 17, 1996

                                                    Registration No. 333-

================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                _______________

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                _______________

                             TUSCARORA INCORPORATED
             (Exact name of registrant as specified in its charter)

               PENNSYLVANIA                              25-1119372
     (State or other jurisdiction of                  (I.R.S. Employer
       incorporation or organization)                Identification No.)

            800 FIFTH AVENUE
        NEW BRIGHTON, PENNSYLVANIA                          15066
   (Address of Principal Executive Offices)               (Zip Code)


                           1989 STOCK INCENTIVE PLAN
                            (Full title of the plan)
                                _______________

                                BRIAN C. MULLINS
                          VICE PRESIDENT AND TREASURER
                             TUSCARORA INCORPORATED
                                800 FIFTH AVENUE
                        NEW BRIGHTON, PENNSYLVANIA 15066
                                 (412) 843-8200
             (Name, address and telephone number of agent for service)
                               _______________

                       CALCULATION OF REGISTRATION FEE

===================================================================================================================================
             Title of                                                          Proposed                Proposed
            securities                                 Amount                   maximum                 maximum         Amount of
               to be                                   to be                offering price             aggregate      registration
            registered                               registered               per share*            offering price*       fee
- -----------------------------------------------------------------------------------------------------------------------------------
Common Stock, without
   par value  . . . . . . . . . . . . . .          299,750  shs.               $24.625                 $7,381,344        $2,546

===================================================================================================================================

* Estimated solely for the purpose of calculating the registration fee and calculated in accordance with Rules 457(h) and 457(c) on the basis of the average of the high and low sale prices for the Common Stock as reported on the National Market System of the National Association of Securities Dealers, Inc. for June 10, 1996, as quoted in THE WALL STREET JOURNAL.
================================================================================

                                    PART II

                            INFORMATION REQUIRED IN
                             REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

              The following documents filed by Tuscarora Incorporated (the "Company") with the Securities and Exchange Commission (File No. 1-17051) are incorporated by reference in this registration statement:

              (a) The Company's latest annual report on Form 10-K filed pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the "1934 Act");

              (b) All other reports filed by the Company pursuant to Section 13(a) of the 1934 Act since the end of the fiscal year covered by the annual report on Form 10-K referred to in (i) above;

              (c) The description of the Company's Common Stock contained in the Company's current report on Form 8-K filed on August 22, 1995 pursuant to
Section 13(a) of the 1934 Act, including any amendment or report filed for the purpose of updating such description.

              All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the filing of the annual report on Form 10-K referred to in (i) above and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents, except that the information included in any document in response to paragraphs (i), (k) or (l) of Item 402 of Regulation S-K is not incorporated by reference in this registration statement.

              Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any other contemporaneously or subsequently filed document which also is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.


ITEM 4.  DESCRIPTION OF SECURITIES.

              Not applicable.


ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

              Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

              1. Provisions of the Pennsylvania Business Corporation Law of 1988 (the "BCL"). Section 1741 of the BCL provides that a corporation shall (subject to the provisions described in the second succeeding paragraph) have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe this conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interest of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

              Section 1742 of the BCL provides that a corporation shall (subject to the provisions described in the succeeding paragraph) have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the court of common pleas of the county in which the registered office of the corporation is located or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court of common pleas or such other court shall deem proper.

              Section 1744 of the BCL provides that any such indemnification (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct. Such determination shall be made:

              (1) By the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; or

              (2) If such a quorum is not obtainable, or, even if obtainable a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

              (3)       By the shareholders.

              Notwithstanding the above, Section 1743 of the BCL provides that to the extent that a director, officer, employee or agent of the corporation is successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 1741 or Section 1742, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorney fees) actually and reasonably incurred by such person in connection therewith.

              Section 1746 of the BCL provides that the rights to indemnification provided by or granted pursuant to the above sections shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or directors or otherwise, both as to actions in his official capacity and as to action in another capacity while holding that office.

              Section 1747 of the BCL provides that a Pennsylvania business corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify the director, officer, employee or agent against such liability under the foregoing provisions. Section 1747 declares such insurance to be consistent with the public policy of the Commonwealth of Pennsylvania.

              2. Indemnification Article. In implementation of the above-stated provisions of the BCL, the Company's shareholders adopted an amendment to add a new Article 12th to the Company's Articles of Incorporation (the "Indemnification Article") which provides that, except as prohibited by law every Director and officer of the Company is entitled as of right to be indemnified by the Company against expenses and any liabilities incurred by such person in connection with any actual or threatened claim, action, suit or proceedings, whether civil, criminal, administrative, investigative or other, or whether brought by or against the Director or officer or by or in the right of the Company or otherwise, by reason of the Director or officer being or having been a Director or officer of the Company or a subsidiary of the Company or by reason of the fact that the Director or officer is or was serving at the request of the Company as a director, officer, employee, fiduciary or other representative of another company, partnership, joint venture, trust, employee benefit plan or other entity. The rights to indemnification do not, however, apply (i) where any act or failure to act giving rise to a claim for indemnification for expenses or liability is determined by a court to have constituted willful misconduct or recklessness or (ii) where Federal law would prohibit such indemnification, and in an action brought by a Director or officer against the Company, the Director or officer is only entitled to indemnification for expenses in certain circumstances. Each Director and officer is also entitled as of right to have his expenses in defending an action paid in advance by the Company prior to final disposition of the action, provided the company receives a written undertaking by or on behalf of the Director or officer to repay the amount advanced if it should ultimately be determined that the Director or officer is not entitled to be indemnified. In addition, rights to partial indemnification for expenses and liability are provided in certain circumstances, and a procedure is established under which a Director or officer may bring an action against the Company if a written claim for indemnification or advancement of expenses is not paid by the Company in full within 30 days after the claim has been presented. The Director or officer is also entitled to advancement of expenses in this proceeding.

              The rights to indemnification and advancement of expenses provided by the Indemnification Article are also not deemed exclusive of any other rights, whether existing or created after the adoption of the Indemnification Article, to which a Director or officer may be entitled under any agreement, provision in the Articles or By-Laws of the Company, vote of shareholders or Directors or otherwise; and the rights to indemnification and advancement of expenses continue as to each Director or officer who has ceased to have the status pursuant to which he was entitled to indemnification and inure to the benefit of the heirs and legal representatives of the Director or officer. Any amendment or repeal of the Indemnification Article or adoption of any By-Law or other provision of the Articles which has the effect of limiting in any way the rights provided by the Indemnification Article will operate prospectively only and will not affect any action taken, or failure to act, by a Director or officer prior to such amendment, repeal, By-Law or other provision becoming effective.

              3. Indemnification and Insurance Agreements. The Company also has entered into Indemnification and Insurance Agreements with each of its Directors. The agreement provides essentially the same rights to indemnification against expenses and liability, advancement of expenses and partial indemnification as are provided in the Indemnification Article, except that a contractee has the additional right to cause judgment to be confessed against the Company if expenses are not advanced by the Company within 30 days after a written request by the contractee. In addition, under the agreement expenses and liability may be advanced to a contractee before payment is reasonably expected to be made to the contractee under an insurance policy or a security arrangement established by the Company subject to an undertaking to reimburse the Company for the amount advanced upon receipt of such amount by the contractee pursuant to the insurance policy or security arrangement.

              Further, the agreement provides that if the full indemnification claimed by the contractee may not be paid by the Company to the contractee because such indemnification is prohibited under law and the Company has been found to be jointly liable with the contractee as to the matter for which indemnification was sought (or would be so liable if the Company were joined in such matter), the contractee has a right to contribution from the Company for the amount of any expenses or liability incurred by the contractee as to such matter based on the relative benefits received by the Company and the contractee from the transaction from which the liability arose and the relative fault of the Company (including the Company's other directors, officers, employees or agents) and the contractee in connection with the events which resulted in such expenses or liability, as well as other relevant equitable considerations.

              Separately, the agreement, while not requiring the Company to maintain the director and officer liability insurance in effect at the time the agreement is entered into with a contractee, provides that if such insurance is not maintained, the Company will in effect become a self-insurer by providing the same insurance benefits that would have been provided had the insurance been continued. Since the Company may purchase insurance against certain types of liabilities, such as liabilities under the Federal securities laws, for which the Company might not be able to provide indemnification, this contract right may have the effect of providing broader payment rights than are available under the Indemnification Article should the Company fail to maintain its director and officer liability insurance.

              Under the agreement, a contractee is entitled to the rights to indemnification for expenses and liability, advancement of expenses and liability, contribution and payment for failure to maintain insurance provided by the agreement notwithstanding any amendment or repeal of the Indemnification Article. In addition, although a change in law restricting indemnification rights would automatically restrict the indemnification rights provided under the Indemnification Article, the agreement provides that a change in law restricting indemnification rights will not affect the indemnification rights of a contractee unless the law so requires.

              Indemnification and Insurance Agreements will also be entered into with future Directors and such other officers, employees and agents of the Company and its subsidiaries as shall be designated from time to time by the Board of Directors. Each agreement will only apply to actions commenced after the date of the agreement; but such actions may arise from acts or omissions occurring before the date of the agreement.

              4.  Director and Officer Liability Insurance.  As permitted by
Section 1747 of the BCL, the Company has purchased Director and officer liability insurance covering its Directors and officers with respect to liability which they may incur in connection with their serving as such. Under this insurance, the insurer will pay amounts which the Company's Directors and officers become legally obligated to pay and for which they are legally entitled to indemnification from the Company and the Directors and officers may have coverage against certain liabilities for which they may not be entitled to indemnification from the Company, in each case subject to certain limitations and exclusions.


ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

              Not applicable.


ITEM 8.  EXHIBITS.

              The following exhibits are filed as part of this registration statement:

EXHIBIT
  NO.                                                               DOCUMENT
- -------               ------------------------------------------------------------------------------------------------------
      4.1             Restated Articles of Incorporation, filed as Exhibit 3(i) to the Company's annual report on Form
                      10-K for the fiscal year ended August 31, 1995 and incorporated by reference.

      4.2             Bylaws, as amended and restated effective December 15, 1994, filed as Exhibit 3(ii) to the Company's quarterly report on Form 10-Q for the fiscal quarter ended February 28, 1995 and incorporated herein by reference.

      5.1             Opinion of Reed Smith Shaw & McClay as to the legality of the shares being registered, filed herewith.

     23.1             Consent of Reed Smith Shaw & McClay, included in Exhibit 5.1 above.

     23.2             Consent of S.R. Snodgrass, A.C., filed herewith.

     24.1             Powers of Attorney, filed herewith as part of signature page.


ITEM 9.  UNDERTAKINGS.

              (a)   Rule 415 offering.

                    The Company hereby undertakes:

                           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                                      (i)  To include any prospectus required
                           by section 10(a)(3) of the Securities Act of 1933 (the "1933 Act");

                                     (ii)  To reflect in the prospectus any
                           facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                                    (iii)  To include any material information
                           with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                    Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the 1934 Act that are incorporated by reference in the registration statement;

                           (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

              (b) Filings incorporating subsequent 1934 Act Documents by Reference.

              The Company hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the 1934 Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (h)   Filing of Registration Statement on Form S-8.

              Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described under Item 6 above, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE COMPANY CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING FORM S-8 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN NEW BRIGHTON, PENNSYLVANIA, ON JUNE 14, 1996.

                                          TUSCARORA INCORPORATED

                                          By  /s/  JOHN P. O'LEARY, JR.
                                              ----------------------------
                                                 John P. O'Leary, Jr.
                                                 President and Chief
                                                  Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 14, 1996:

          Know All Men By These Presents that each person whose signature appears below constitutes and appoints John P. O'Leary, Jr. and Brian C. Mullins, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and either of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

            SIGNATURE                                 CAPACITY
/s/  JOHN P. O'LEARY, JR.                President and Chief Executive Officer
- -----------------------------------      (Principal Executive Officer)
        John P. O'Leary, Jr.

/s/  THOMAS S. BLAIR                     Director
- -----------------------------------
         Thomas S. Blair


/s/  DAVID I. COHEN                      Director
- -----------------------------------
         David I. Cohen


/s/  ABE FARKAS                          Director
- -----------------------------------
            Abe Farkas


/s/  KAREN L. FARKAS                     Director
- -----------------------------------
         Karen L. Farkas

/s/  ROBERT W. KAMPMEINERT               Director
- -----------------------------------
      Robert W. Kampmeinert


/s/  DAVID C. O'LEARY                    Director
- -----------------------------------
        David C. O'Leary


/s/  HAROLD F. REED, JR.                 Director
- -----------------------------------
        Harold F. Reed, Jr.


/s/  JAMES I. WALLOVER                   Director
- -----------------------------------
        James I. Wallover


/s/  THOMAS P. WOOLAWAY                  Director
- -----------------------------------
        Thomas P. Woolaway


/s/  BRIAN C. MULLINS                    Vice President and Treasurer
- -----------------------------------      (Principal Financial Officer and
         Brian C. Mullins                Principal Accounting Officer)

                             TUSCARORA INCORPORATED

                           1989 STOCK INCENTIVE PLAN

                                    -------

                             REGISTRATION STATEMENT
                                  ON FORM S-8

                                    -------

                                 EXHIBIT INDEX
                    (PURSUANT TO ITEM 601 OF REGULATION S-K)


EXHIBIT
  NO.                                                               DOCUMENT
- -------               ------------------------------------------------------------------------------------------------------
      4.1             Restated Articles of Incorporation, filed as Exhibit 3(i) to the Company's annual report on Form 10-K for the fiscal year ended August 31, 1995 and incorporated by reference.

      4.2             Bylaws, as amended and restated effective December 15, 1994, filed as Exhibit 3(ii) to the Company's quarterly report on Form 10-Q for the fiscal quarter ended February 28,1995 and incorporated herein by reference.

      5.1             Opinion of Reed Smith Shaw & McClay as to the legality of the shares being registered, filed herewith.

     23.1             Consent of Reed Smith Shaw & McClay, included in Exhibit 5.1 above.

     23.2             Consent of S.R. Snodgrass, A.C., filed herewith.

     24.1             Powers of Attorney, filed herewith as part of signature page.